EXHIBIT 99.1

MAGNUS INTERNATIONAL RESOURCES INC. ANNOUNCES
ADDITION TO THE BOARD OF DIRECTORS

Vancouver, BC – June 22, 2007 – Magnus International Resources Inc. (”Magnus" or  the “Company”) (NASD OTC-BB: ‘MGNU’) announced today that Gavin Conway has been added to the Company’s board of directors.  Mr. Conway, who has acted as Managing Director of Magnus’ newly acquired subsidiary, African Mineral Fields Inc. (“AMF”), since September 2006, has more than 20 years worldwide experience in precious and base metals exploration and mining.  During that time, he has worked as a country manager, a project manager, a senior exploration geologist, a geotechnical engineering geologist and a mine geologist, holding several of these positions with Gold Fields Ltd. More recently, he acted as a consultant to Placer Dome’s generative division in Europe and Africa.  He holds a BSc (Honours) in geology and geochemistry from the University of Cape Town and an MSc in geology from University of the Witwatersrand, Johannesburg.

As AMF’s Managing Director, Mr. Conway has overseen the early-stage development of AMF’s four mineral properties in Uganda, comprised of 16 exploration licenses totaling 2,006 km2.

“We are very pleased to have Gavin join the board of directors of Magnus,” said Graham Taylor, the Company’s Chairman and CEO.  “Gavin’s track record and experience in precious and base metals exploration and mining makes him a natural addition to the board as Magnus continues to expand its operations globally, particularly in Africa. Magnus now has one of the most significant mineral property portfolios in Uganda and is evaluating opportunities in Uganda and surrounding countries on an ongoing basis, all under Gavin’s direction and supervision. Gavin is a valuable member of the Magnus team as the Company develops a global portfolio of early-to-advanced stage mineral projects.”

Mr. Conway has worked on a variety of gold, platinum and base metal projects over the past twenty years, gaining experience in the following fields: management of gold and platinum exploration projects; target generation; due diligence studies; project promotion; environmental management; and rehabilitation planning. He has brought his technical, management and administrative skills to projects in Africa, Venezuela, Mexico and Europe. As part of new project and generative work, he has evaluated gold deposits in Africa, Scandinavia, Europe, Russia, Turkey and south-central Asia.

Mr. Conway’s significant professional achievements include taking three main exploration projects from grassroots phase to targeted drill stage and inferred resource estimation. Projects include a gold target in the Barberton Mountain Land in South Africa; a gold target in the Guyana Shield of Venezuela and a platinum target in a newly-discovered ultramafic layered complex, also in Venezuela.

About Magnus International Resources Inc.

Magnus International Resources, Inc. (US NASD OTC-BB: ‘MGNU’) (www.magnusresources.com) specializes in identifying, acquiring and developing precious and base metal properties. Magnus’ objective is to develop a balanced global portfolio of early-to-advanced stage projects. Through its wholly-owned subsidiary, African Mineral Fields (www.africanmf.com), Magnus has four Ugandan gold projects. The Company has a 100% interest in two of the projects, and is earning a 100% interest in the other two properties by spending US$2 million on each one over 3 years. Magnus retains a 90% interest in a Sino-foreign joint venture gold exploration project, Huidong, which is on trend with Southwestern Resources’ Boka project.

For further information please refer to the Company's filings with the SEC on EDGAR or refer to Magnus' website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Magnus International Resources Inc.
Investor Relations:

Shane Starnes or Mike Hartmann
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China and certain African countries. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.